                                                                    EXHIBIT 2.5

                               PURCHASE AGREEMENT



         THIS PURCHASE AGREEMENT dated as of May 31, 1997, by and among CROWN CASINO CORPORATION, a Texas corporation (the "Purchaser"), and CASINO MAGIC CORP., a Minnesota corporation (the "Seller"), being the majority shareholder of CASINO MAGIC NEUQUEN S.A., a Republic of Argentina corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Seller is the owner of 559,998 shares of the issued and outstanding shares of capital stock of the Company, such shares being of the class and value as hereinafter set forth, and the Seller desires to sell 274,399 of such shares to the Purchaser (all of such shares of capital stock to be sold hereunder herein collectively referred to as the "Shares"), and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

         WHEREAS, contemporaneously with the consummation of the transaction contemplated hereunder, the Purchaser shall acquire from CASINO MAGIC MANAGEMENT SERVICES, INC., a Mississippi corporation ("CMMS"), one (1) share of the capital stock of the Company (the "CMMS Share"), pursuant to which, in conjunction with the purchase of the Shares hereunder, the Purchaser shall acquire an aggregate of 274,400 shares of capital stock of the Company; and

         WHEREAS, the Company is indebted to the Seller as evidenced by a Promissory Note from the Company to the Seller in the original principal amount of $12,897,740.05 dated November 28, 1995, but effective December 27, 1994, bearing interest at a variable rate per annum based upon the prime rate as quoted in the Wall Street Journal (the "Original Note"), and the Seller desires to sell and assign, and the Purchaser desires to purchase, forty-nine (49%) percent of the Seller's right, title and interest in, to and under the Original Note; and
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         WHEREAS, the Seller has leased to the Company certain gaming equipment
(the "Leased Equipment"), and the Seller desires to sell and assign, and the Purchaser desires to purchase, forty-nine (49%) percent of the Seller's right, title and interest in and to (a) the Leased Equipment, (b) the Lease Agreement between the Seller and the Company dated September 25, 1995 (the "Lease Agreement") with respect to the Leased Equipment, and (c) the rentals paid by the Company to the Seller therefor (the "Lease Payments"); and

         WHEREAS, the Seller and the Company have entered into the Technical Assistance Agreement dated September 25, 1995 (the "Technical Assistance Agreement"), whereby the Seller has agreed to supply to the Company its "know-how" (as defined in the Technical Assistance Agreement), for and in consideration of a fee (the "Technical Assistance Fee") equal to three (3%) percent of the total gross income of the Company from the operation of the Casinos (as hereinafter defined), as more fully described therein, and the Seller desires to sell and assign, and the Purchaser desires to purchase, sixteen and four-tenths (16.4%) percent of the Seller's right, title and interest in, to and under (a) the Technical Assistance Agreement and (b) the Technical Assistance Fee; and

         WHEREAS, the Seller and the Company have entered into the Trademark and Trade Name License Agreement dated September 25, 1995 (the "Trademark Agreement"), whereby the Seller has licensed to the Company the non-exclusive right to use the trade name "Casino Magic" and the related symbols and logotypes described therein, for and in consideration of a fee (the "Royalty") equal to two (2%) percent of the gross income of the Company from the operation of the Casinos, as more fully described therein, and the Seller desires to sell and assign, and the Purchaser desires to purchase, forty-nine (49%) percent of the Seller's right, title and interest in and to the proceeds from the Royalty; and





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
         WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

         1. Sale and Purchase of Assigned Properties. The Seller agrees, subject to the conditions to the Seller's obligations herein set forth, to sell, assign and convey to the Purchaser on the Closing Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances, (a) the Shares, (b) forty-nine (49%) percent of the Seller's right, title and interest in and to the Original Note, (c) forty-nine (49%) percent of the Seller's right, title and interest in and to the Leased Equipment, the Lease Agreement and the Lease Payments, (d) sixteen and four-tenths (16.4%) percent of the Seller's right, title and interest in and to the Technical Assistance Agreement and the Technical Assistance Fee, and (d) forty-nine (49%) percent of the Seller's right, title and interest in and to the Royalty. The Purchaser agrees, subject to the conditions to its obligations herein set forth, to purchase and accept the Shares, forty-nine (49%) percent of the Seller's right, title and interest in and to the Original Note, the Leased Equipment, the Lease Agreement and the Lease Payments, and the Royalty, and sixteen and four-tenths (16.4%) percent of the Seller's right, title and interest in and to the Technical Assistance Agreement and the Technical Assistance Fee, as aforesaid, for the consideration set forth in Section 2(a) hereof. The Shares, the forty-nine (49%) percent interest to be acquired by the Purchaser hereunder from the Seller in and to the Original Note, the Leased Equipment, the Lease Agreement and the Lease Payments, the Royalty, and the sixteen and four-tenths (16.4%) percent interest to be acquired by the Purchaser hereunder from the Seller in and





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
to the Technical Assistance Agreement and the Technical Assistance Fee are herein collectively referred to as the "Assigned Properties".

         2.      Purchase Price, Payment and Allocation.

                 (a) Purchase Price. The total purchase price (the "Purchase Price") for the Assigned Properties is SEVEN MILLION ($7,000,000) DOLLARS, payable by the Purchaser to the Seller on the Closing Date by wire transfer.

                 (b) Allocation. The Purchase Price for the Assigned Properties shall be allocated as follows:

                 Shares                                             $   764,400
                 Retained Earnings                                  $   214,701
                 Original Note                                      $ 4,226,743
                 Leased Equipment                                   $   785,812
                 Lease Agreement                                    $   504,312
                 Technical Assistance Agreement and
                          Technical Assistance Fee                  $   168,467
                 Royalty                                            $   335,565
                                  Total                             $ 7,000,000

                 (c) Further Assurances. The Seller hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Assigned Properties to the Purchaser.

         3. Representations and Warranties of the Seller. The Seller represents and warrants to and agrees with the Purchaser that:

                 (a) Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Argentina and the Province of Neuquen. The Company has full





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         corporate power and authority to conduct its business as it is now being conducted. The Seller has delivered to the Purchaser complete and correct copies of the Articles of Incorporation (certified by the Secretary of the Company) and By-Laws (certified by the Secretary of the Company) of the Company as in effect on the date hereof.

                 (b) Subsidiaries. The Company has one subsidiary, Casino Magic Support Services, S.A. (the "Subsidiary"). Except for the Subsidiary, the Company does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

                 (c) Capital Stock. The authorized capital stock of the Company consists of 560,000 nominal shares of stock, with a value of one peso ($1) each, of which, on the date hereof, 560,000 shares are validly issued and outstanding, fully paid and nonassessable and 559,998 of which are owned by the Seller and two (2) shares of which are owned by CMMS. The Company does not have any treasury shares, outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock. Between the date hereof and the Closing Date, the Seller will not, and will not permit the Company to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

                 (d) Financial Statements. The Seller has delivered to the Purchaser (i) the compiled balance sheet of the Company at its December 31, 1996 fiscal year end and the related compiled statement of earnings for the Company, as certified by the Chief





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         Financial Officer of the Seller; and (ii) the compiled balance sheet of the Company at April 30, 1997 (the "Financial Statement Date") and the related compiled statement of earnings of the Company for the four
         (4) month period then ended, as certified by the Chief Financial Officer of the Seller (hereinafter referred to as "the Company's Financial Statements"). The Company's Financial Statements (x) are in accordance with the books of account and records of the Company and fairly present the financial position of the Company at the date indicated, (y) contain and reflect adequate reserves for all material liabilities and (z) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods ("GAAP"). Except to the extent reflected or reserved against in the Company's Financial Statements, or any Schedule provided for in this Section 3, the Company is not obligated for, nor are any of its assets or properties subject to, any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the date of the Company's Financial Statements, none of which are material and adverse. The Company's Financial Statements correctly reflect the liabilities of the Company at the Financial Statement Date.

                 (e) Absence of Certain Changes or Events. Except as set forth in any Schedule delivered to the Purchaser pursuant to this
         Section 3 or except as contemplated by this Agreement, since the Financial Statement Date, the Company has not:





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
                          (i) issued, delivered or agreed to issue or deliver
                 any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                          (ii) borrowed or agreed to borrow any funds or
                 incurred, or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts (not to exceed $100,000);

                          (iii) paid any obligation or liability (absolute or
                 contingent) other than current liabilities reflected in or shown on the Company's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (e);

                          (iv) declared or made, or agreed to declare or make,
                 any payment of dividends or distribution of any assets of any kind whatsoever to the Seller or CMMS, or purchased or redeemed any shares of its capital stock;

                          (v) except as otherwise permitted herein, sold or
                 transferred, or agreed to sell or transfer, any of its assets, properties or rights (except sales in the ordinary course of business) or canceled or agreed to cancel, any debts or claims;

                          (vi) entered or agreed to enter into any agreement or
                 arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation;

                          (vii) except in the ordinary course of business, made
                 or permitted any amendment or termination of any contract, agreement or license to which it is a party, including, without limitation, any of the contracts or agreements contained in the Assigned Properties;

                          (viii) suffered any material losses or waived any
                 rights of material value;

                          (ix) experienced any significant labor trouble; or

                          (x) suffered any damage, destruction or loss, whether
                 or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Company.

         Between the date hereof and the Closing Date, the Seller shall not permit the Company to do any of the things listed in Clauses (i) through (vii) of this Section (e) without the prior written consent of the Purchaser, except as otherwise permitted by this Agreement.

                 (f)      Tax Matters.

                 (i) As used herein "Tax" or "Taxes" shall mean taxes of any kind payable to any taxing authority of the Republic of Argentina, the Province of Neuquen, the





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         City of Neuquen, or any other country or jurisdiction including, without limitation, (1) income, gross receipts, admission or head tax, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation and insurance, utility, severance, production, excise, stamp, occupation, premium, transfer and gains taxes, (2) customs duties, imposts, charges, levies, or other assessments of any kind,
         (3) interest, penalties, and additions to tax imposed with respect to the above taxes, and (4) any damages, costs, expenses, fees or other liability arising from such Tax or Taxes.

                 (ii) The Company has filed all returns for Taxes required to be filed by it and has paid all Taxes (including interest and penalties thereon, if any) owing by it, except for (A) Taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Company's Financial Statements, and (B) all sums alleged to be due and owing by it to the City of Neuquen for an admission or head tax (the "Head Tax") levied at the rate of one
         (1) peso for each person admitted to the Company's Casino in the City of Neuquen. The amount of alleged unpaid Head Tax as of May 29, 1997 is approximately 600,000 pesos.

                 (g) Concession Contract. The Seller has delivered to the Purchaser a true and correct copy of the Concession Contract for the Management, Operation, Maintenance and Related Services of the Gaming Houses of the Provincial Casino in the Cities of Neuquen and San Martin de Los Andes dated December 21, 1994 (the "Concession Contract") with respect to the operation of the Company's casinos located in San Martin de Los Andes and Neuquen, Argentina (collectively, the





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
         "Casinos"). The Concession Contract has been duly executed by the Company, is currently in effect, is valid and binding upon the parties thereto and is enforceable in all material respects in accordance with its terms. Neither the Company nor the Seller is aware of any facts that would prevent the performance of the Concession Contract. The Company is not in default under the Concession Contract and no claim of default been asserted by the Province of Neuquen. The Company has committed no act and there has been no omission which will result in the breach by it of the Concession Contract.

                 (h) Title to Properties and Related Matters. The assets reflected in the Company's Financial Statements, were at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof, are now owned by the Company by good title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Company's Financial Statements or the related notes or schedules thereto. All such assets (including the Leased Equipment) are in good operating condition and repair, subject to ordinary wear and tear. All of such assets have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Company's business as historically operated by the Company. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Company's business.





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                 (i)      Consents.  Prior to Closing the Company shall have
         obtained all approvals or consents which must be obtained in order to effectuate the transactions contemplated hereby and to satisfy the terms and conditions of this Agreement

                 (j) Litigation and Proceedings. Except for matters or proceedings with respect to the Head Tax, certain employee matters, none of which individually or in the aggregate are material, and a dispute with the Argentinean customs officials regarding imported gaming equipment, there are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Company or the Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and the Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of the Seller's knowledge and belief, in default with respect to any rule or regulation of an court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

                 (k) Insurance Coverage. The Company maintains policies of casualty, liability, use and occupancy, and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance are now duly in force.

                 (l) Trademarks and Licenses. The Company owns or has all rights necessary to use all trademarks and copyrights necessary for the conduct of its





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
         business as currently conducted, including, without limitation, the right to use the name "Casino Magic", and to the best of the Seller's knowledge and belief, the conduct of such business does not conflict with or infringe upon any trademark, trade name or copyright of others. The Company has, and will continue to have, the right to use the name "Casino Magic" and all marks associated therewith pursuant to the Trademark Agreement.

                 (m) Approvals, Permits, Authorizations and Regulations. To the best of the Seller's knowledge and belief, the Company's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, and neither the Company nor any officer, director, stockholder, agent or employee has violated, in any material respect, any law, ordinance, rule or regulation in connection with the Company's business. Further, the Company has not received any notice (written or otherwise) from any governmental authority asserting or investigating any alleged failure to comply with any applicable law, ordinance or regulation other than matters or proceedings related to the Head Tax and a dispute with the Argentinean customs officials regarding imported gaming equipment.

                 (n) Guarantees, Etc. The Company has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

                 (o) Absence of Adverse Agreements. The Company is not a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, (other than a judgment relating to the enforceability of the Head Tax)





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         order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company.

                 (p) No Defaults. The Company is not in default under, nor, to the best of the Seller's knowledge and belief, has any event occurred which with notice or lapse of time or both, could result in a waiver of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement (including, without limitation, the Concession Contract) to which the Company is a party or by which the Company or its assets may be bound, or under any provision of the Company's Articles of Incorporation or By-Laws (or comparable instruments). All liabilities of the Company are, and will be on the Closing Date, current and not in default.

                 (q) No Conflicts. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Company is a party or by which its properties may be bound, or, to the best of the Seller's knowledge and belief, under any law, statute or regulation.

                 (r) Books and Records. The books and records of the Company are in all material respects complete and correct and to the best of the Seller's knowledge and belief, have been maintained in accordance with good business practice and reflect





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         a true record of all meetings or proceedings of the Board of Directors and Shareholders of the Company.

                 (s) Brokers. Neither the Company nor the Seller, except for the possible obligation of the Seller with Oppenheimer & Co., Inc., is a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against either of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

                 (t) Title to Shares and Authority. Each of the Seller and CMMS now has and on the Closing Date will have valid title to the Shares and the CMMS Share, respectively, and on the Closing Date will have full right, power and authority and due authorization to sell and transfer such Shares and the CMMS Share hereunder, and upon the delivery of and payment for such Shares and the CMMS Share, the Seller, with respect to the Shares, and CMMS, with respect to the CMMS Share, will transfer to the Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

                 (u)      Original Note.   The unpaid balance of the Original
         Note is $8,626,007, as of the date hereof. The Original Note has been entered into in accordance with all applicable laws and there are no restrictions, governmental or otherwise, on the payment of the Original Note in accordance with its terms. The Seller has not pledged or assigned its rights under the Original Note, and on the Closing Date the Seller will have full right, power and authority to sell and assign to the Purchaser a forty-nine (49%) percent interest in and to the Original Note, free and





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
         clear of all security interests, liens and pledges. The Seller has delivered to the Purchaser a true and correct copy of the Original Note.

                 (v) Leased Equipment. The Seller now has and on the Closing Date will have valid title to the Leased Equipment and on the Closing Date will have full right, power and authority and due authorization to sell and transfer a forty-nine (49%) percent interest in and to the Leased Equipment, the Lease Agreement and the Lease Payments payable with respect thereto, and upon delivery and payment for such interest in and to the Leased Equipment, the Lease Agreement and the Lease Payments, the Seller will transfer to the Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. A true and correct copy of the Lease Agreement and a list of the Leased Equipment have been delivered to the Purchaser.

                 (w) Trademark Agreement. The Seller has not pledged or assigned its rights under the Trademark Agreement or to the Royalty, and on the Closing Date the Seller will have full right, power and authority to sell and assign to the Purchaser a forty-nine (49%) percent interest in and to proceeds from the Royalty, free and clear of all security interests, liens and pledges. Notwithstanding the foregoing, the Purchaser acknowledges that it is not acquiring, nor shall it be deemed to acquire, any ownership or other rights whatsoever in the trade names, trademark, logotypes and symbols covered by the Trademark Agreement. The Seller has delivered to the Purchaser a true and correct copy of the Trademark Agreement.

                 (x) Technical Assistance Agreement. The Seller has not pledged or assigned its rights under the Technical





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
         Assistance Agreement or to the Technical Assistance Fee, and on the Closing Date the Seller will have full right, power and authority to sell and assign to the Purchaser a sixteen and four-tenths (16.4%) percent interest in and to the Technical Assistance Agreement and the Technical Assistance Fee, free and clear of all security interests, liens and pledges.

                 (y) Bankroll and Reserves of the Company. As of the Closing Date, the Company shall have cash on hand for the Casinos' bankroll and reserves for all debts and other obligations of the Company in the amount of not less than $350,000 (the "Reserve Amount"). The Reserve Amount is adequate for the operation of the Casinos and the business of the Company in the ordinary course of business as heretofore conducted. The cash on hand as of the Closing Date in excess of the Reserve Amount shall be paid by the Company to Casino Magic. Such excess cash on hand to be paid to Casino Magic is approximately $321,733.

                 (z) Disclosure. To the best of the Seller's knowledge, neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Company or the Seller to the Purchaser, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Company uniquely) known to the Seller which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Company.





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
         4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

                 (a) Organization, Standing and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

                 (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject,
         (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court, governmental agency or arbitration tribunal to which the Purchaser is subject, or (iv) to the best of the Purchaser's knowledge and belief, violate any law, statute or regulation.

                 (c) Corporate Proceedings of the Purchaser. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

                 (d) Brokers. The Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the





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
         payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

                 (e) Investment. The Shares will be acquired for investment and not with a view to distribution thereof, nor with any intention of distributing or selling or otherwise disposing of the Shares.

                 (f) Disclosure. To the best of the Purchaser's knowledge, neither this Agreement, nor any other document furnished by the Purchaser to the Seller, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         5. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

                 (a) Representations and Covenants. All representations and warranties of the Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Seller shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date, signed by the Seller, to the effect that such is the case.

                 (b) Opinion of Counsel. The Purchaser shall have received the opinion of Robert A. Callaway, General Counsel for the Seller and the Company, dated the Closing Date, to the effect that:

                          (i) the Company is a corporation duly organized,
                 validly existing and in good standing under the laws of the Republic of Argentina and the Province of Neuquen and has corporate power to carry on its business as it is now being conducted;

                          (ii) the authorized capital stock and the outstanding
                 shares of the Company are as set forth in Section 3(c) hereof, and the Shares and the CMMS Share are duly and validly issued, fully paid, non-assessable and outstanding;

                          (iii) this Agreement has been duly executed and
                 delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

                          (iv) the CMMS Stock Purchase
                 Agreement (as hereinafter defined) has been duly executed and delivered by CMMS and constitutes the valid and binding obligation of CMMS enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

                          (v) to such counsel's knowledge, after due inquiry, the transfer of the Assigned Properties from the Seller and the CMMS Share from CMMS shall vest in the Purchaser valid ownership in the Assigned Properties and the CMMS Share, free and clear of all security interests, pledges, liens, encumbrances, charges or assessments, and no other endorsement is required to transfer such ownership to the Purchaser, and such counsel is not aware of any adverse claim with respect to any Assigned Properties and the CMMS Share;

                          (vi)     except as stated in such opinion or in
                 Section 3 of this Agreement, such counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to the Company or to the properties or business of the Company or against the Seller relating to the transactions contemplated by this Agreement;

                          (vii)    to such counsel's knowledge, no
                 authorization, consent or approval of any court or governmental body or authority is necessary to the validity of the transfer by the Seller of the Shares and by CMMS of the CMMS Share to the Purchaser as provided in this Agreement and in the CMMS Stock Purchase Agreement, respectively; and

                          (viii) to such counsel's knowledge, the consummation of the transaction contemplated by this Agreement or the CMMS Stock Purchase Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or any loan, credit or similar agreement or any court decree to which the Company, the Seller or CMMS is a party and of which such counsel has knowledge, or by which any of them or their properties may be bound.

                 (c) Approval by Board of Directors of the Seller. The Purchaser shall have received resolutions of the Board of Directors of the Seller, certified by the Secretary or an Assistant Secretary of the Seller, approving the transaction contemplated by this Agreement.

                 (d) No Damage or Destruction. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Company as a result of which either (i) the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties and equipment of the Company, or (ii) the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties and equipment of the Company, but more than $100,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

                 (e) No Material Adverse Changes. The Seller shall have delivered to the Purchaser its certificate stating that there has been no material adverse change (other than as permitted or contemplated under this Agreement) in the business, operations, financial condition or properties of the Company since the Financial Statement Date.

                 (f) Absence of Litigation. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

                 (g) Shareholders' Agreement. The Purchaser and the Seller shall have entered into a Shareholders' Agreement in substantially the form of Exhibit "A" attached hereto.

                 (h)      Purchase of CMMS Share.   The Purchaser and CMMS
         shall have entered into a Stock Purchase Agreement (the "CMMS Stock Purchase Agreement") whereby the Purchaser shall have acquired the CMMS Share.

         6. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions, unless expressly waived in writing by the Seller:

                 (a) Representations and Covenants. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Seller shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that such is the case.

                 (b) Opinion of Counsel. The Seller shall have received the opinion of T. J. Falgout, III, General Counsel for the Purchaser, dated the Closing Date, to the effect that:

                          (i) the Purchaser is a corporation duly organized,
                 validly existing and in good standing under the laws of the State of Texas and has corporate power to carry on its business as it is now being conducted;

                          (ii) this Agreement has been duly authorized,
                 executed and delivered by the Purchaser, and (assuming valid execution and delivery by the other parties hereto or thereto) is, or will be upon such execution, the valid and binding obligation of the Purchaser in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights, and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable); and

                          (iii) to such counsel's knowledge, the consummation
                 of the transaction contemplated by this Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Purchaser, or any loan, credit or similar agreement or any court decree to which the Purchaser is a party or by which the Purchaser or its properties may be bound.

                 (c) Certified Resolutions. The Seller shall have received resolutions of the Board of Directors of the Purchaser, certified by the Secretary or an Assistant Secretary of the Purchaser, authorizing the execution, delivery and performance of this Agreement.

                 (d) Shareholders' Agreement. The Purchaser and the Seller shall have entered into a Shareholders' Agreement substantially in the form of Exhibit "A" attached hereto.

         7. The Closing. The execution and delivery of this Agreement and the instruments, certificates and other documents required hereunder (the "Closing") shall take place at the offices of Crown Casino Corporation, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas, at 10:00 a.m. local time on May 30, 1997, or at such subsequent time and day or other location as may be mutually agreed by the Purchaser and the Seller. The date and time of such execution and delivery is herein called the "Closing Date". On the Closing Date, against delivery of the Purchase Price pursuant to Section 2 hereof, (a) certification of ownership and a copy of the Company's stock register representing the Purchaser's ownership of the Shares and the CMMS Share shall be delivered by the Company, to the Purchaser, (b) the Original Note and the unpaid principal and accrued interest thereon shall be evidenced by two (2) promissory notes (the "New Notes"), one payable to the Seller and one payable to the Purchaser, in the amount of 51% and 49%, respectively, of such unpaid balance, which New Notes shall be substantially the same except for the principal amount, and (c) a bill of sale and assignment conveying to the Purchaser the Purchaser's interest in and to (i) the Leased Equipment, the Lease Agreement and the Lease Payments, (ii) the Technical Assistance Agreement and the Technical Assistance Fee, and (iii) the Royalty. The New Notes referenced in (b) above and bill of sale and assignment referenced in (c) above shall be in substantially the form attached hereto as Exhibits "B" and "C", respectively.

         8.      Nature and Survival of Representations and Warranties.

                 (a) Nature of Statements. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Seller or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Seller or the Purchaser, as the case may be.

                 (b) Survival of Representations and Warranties. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of four (4) years after the Closing Date and, as to representations made by the Seller concerning or affecting any tax liability of the Company, until a date which is six (6) months after the statute of limitations has run against the applicable taxing authorities; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

         9.      Indemnification by Seller and Related Matters.

                 (a) Indemnification by Seller. The Seller agrees to defend, indemnify and hold harmless the Purchaser and its successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                          (i) the breach by the Seller of any of the
                 warranties, representations, covenants, agreements or undertakings contained herein;

                          (ii) the breach by CMMS of any of the warranties,
                 representations, covenants, agreements or undertakings contained in the CMMS Stock Purchase Agreement; and

                          (iii) any liability arising out of any and all
                 actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

                 (b) Procedure for Making Claims. If and whenever the Purchaser desires to claim indemnification by the Seller pursuant to the provisions of this Section 9, the Purchaser shall promptly deliver to the Seller a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim")
         (i) stating that the Purchaser, its successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 9, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Seller shall relieve the Seller from liability only if it is prejudiced thereby. The Seller shall have the right to defend any claim by a third party at the expense of the Seller. The Purchaser shall provide to the Seller prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Seller, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser, nor enter into any settlement (except the written consent of the Purchaser) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

                 (c) Head Tax. The Seller agrees to pay to the Company, directly, or if not paid by the Seller directly, on demand by the Purchaser, out of monies owed to the Seller under the Seller's New Note, the Lease Payments, the Technical Assistance Fee and the Royalty, an amount equal to the unpaid Head Tax for all periods prior to the Closing Date, if and when paid by the Company. To the extent the Company pays such Head Tax and subsequently receives a refund thereof or credit or offset therefor, the Seller shall be reimbursed by the Company for the amount paid to the Company by the Seller pursuant to this Section 9(c).

                 (d) Customs Dispute. The Seller agrees to pay the Company, directly, or if not paid by the Seller directly, on demand by the Purchaser, out of monies owed to the Seller under the Seller's New Note, the Lease Payments, the Technical Assistance Fee and the Royalty, an amount equal to the fine, penalty or other assessment (the "Customs Assessment") imposed upon, and paid by, the Company, arising out of the Company's dispute with the Argentinean customs officials regarding the imported gaming equipment. To the extent the Company pays the Customs Assessment and subsequently receives a refund thereof or credit or offset therefor, the Seller shall be reimbursed by the Company for the amount paid to the Company by the Seller pursuant to this Section 9(d).

         10.     Indemnification by the Purchaser and Related Matters.

                 (a) Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless the Seller and its successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                          (i) the breach by the Purchaser of any of its
                 warranties, representations, covenants, agreements or undertakings contained herein; and

                          (ii) any liability arising out of any and all
                 actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

                 (b) Procedure for Making Claims. If and whenever the Seller desires to claim indemnification by the Purchaser pursuant to the provisions of this Section 10, the Seller shall promptly deliver to the Purchaser a certificate signed by the Seller (the "Notice of Claim") (i) stating that the Seller, its successors or assigns, have paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Seller is entitled to indemnification pursuant to this Section 10, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Purchaser shall relieve the Purchaser from liability only if it is prejudiced thereby. The Purchaser shall have the right to defend any claim by a third party at the expense of the Purchaser. The Seller shall provide to the Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to the Seller and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Purchaser, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Seller nor enter into any settlement (except the written consent of the Seller) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Seller of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Seller shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

         11. Expenses. The Seller and the Purchaser shall pay their own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

         12. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (i) personally delivered to the intended recipient; (ii) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (iii) delivered in person to the address set forth below for the party to which the notice was given; (iv) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (v) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

                 (a) if to the Seller, to Casino Magic Corp., 711 Casino Magic Drive, Bay St. Louis, MS 39530; Attention: Marlin F. Torguson, Chairman of the Board; Fax (601) 467-7998;

                 With a copy to: Robert A. Callaway, General Counsel, Casino Magic Corp., 711 Casino Magic Drive, Bay St. Louis, MS 39530; Fax
         (601) 467-3407;

                 (b) or if to the Purchaser, to Crown Casino Corporation; 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention:
         Edward R. McMurphy, President; Fax (972) 719-4466;

                 With a copy to: T. J. Falgout, III, Executive Vice President and General Counsel, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Fax (972) 719-4466.

Any party hereto may designate a different address by written notice given to the other parties.

         13.     Satisfaction of Conditions; Termination.

                 (a) Best Efforts to Satisfy Conditions. The Seller agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 5 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof.

                 (b) Termination. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

                          (i) the Board of Directors of the Purchaser, if a
                 material default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any of the covenants of the Seller herein contained, or if there shall have been a material breach by the Seller of any of the warranties and representations of the Seller herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser; or

                          (ii) the Seller, if a material default shall be made
                 by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Seller.

In the event of termination by the Purchaser or the Seller as provided above, written notice shall forthwith be given to the other party.

         14.     Miscellaneous.

                 (a) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly owned by the Purchaser, so long as the Purchaser, by written agreement acceptable to the Seller, agrees to guarantee the performance by such assignee of the terms and provisions hereof. Subject to the foregoing, this.

         Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                 (b) Section and Paragraph Headings. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (c) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                 (d) Entire Agreement. This Agreement and the exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

                 (e) Public Announcements. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser and the Seller, except as may be required by law.

                 (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                 (g) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                 (h)      Arbitration.    All disputes or claims arising out of
         or in any way relating to this Agreement shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by any party to this Agreement upon notice to the other party and to the American Arbitration Association and shall be conducted by three (3) arbitrators under the rules of the American Arbitration Association in Dallas, Texas; provided, however, that the parties may agree following the giving of such notice to have the arbitration proceedings conducted with a single arbitrator. The notice must specify in general the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the parties to the arbitration proceeding from a list of five (5) or more arbitrators proposed to the parties by the American Arbitration Association or may be persons not on such list as agreed to by the parties to such arbitration. If the parties to the arbitration proceedings fail to agree on one (1) or more of the persons to serve as arbitrators within fifteen (15) days after delivery to each party hereto of the list as proposed by the American Arbitration Association, then at the request of any such party to such proceeding, such arbitrators shall be selected at the discretion of the American Arbitration Association. Where the arbitrators shall determine that an arbitration proceeding was commenced by a party frivolously or without a basis or primarily for the purpose of harassment or delay, the arbitrators may assess such party the cost of such proceedings including reasonable attorneys' fees of any other party. In all other cases, each party to the arbitration proceeding shall bear its own costs and its pro-rata share of the fees and expenses charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding. Any award or equitable relief granted by the arbitrators shall be enforced in accordance with the provisions of Texas Statutes. Notwithstanding the foregoing, nothing herein will prevent a party from seeking and obtaining equitable relief from a court of competent jurisdiction pending a final decision of the arbitrators and the proper filing of such decision with such court, in which event, each of the parties hereto (i) consents and submits to the jurisdiction of the Courts of the State of Texas and of the Courts of the United States for a judicial district within the territorial limits of the State of Texas for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof; and
         (ii) consents and submits to the venue of such action or proceeding in the City of Dallas and County of Dallas, Texas (or such judicial district of a Court of the United States as shall include the same).

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                                  PURCHASER:
                                  ----------

                                  CROWN CASINO CORPORATION

                                  By:
                                       -----------------------------------------
                                           Edward R. McMurphy, President


                                  SELLER:
                                  -------

                                  CASINO MAGIC CORP.


                                  By:
                                       -----------------------------------------
                                           Robert A. Callaway, Secretary

                                    EXHIBITS


EXHIBITS                  DESCRIPTION
--------                  -----------
  "A"                     Shareholders' Agreement

  "B"                     Promissory Notes

  "C"                     Bill of Sale and Assignment